Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2009 (except Note 15, as to which the date is September   , 2009), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-148572) and related Prospectus of Omeros Corporation for the registration of 6,820,000 shares of its common stock.
Ernst & Young LLP
Seattle, Washington
September   , 2009

The foregoing consent is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 15 to the consolidated financial statements.
/s/ Ernst & Young LLP
Seattle, Washington
September 16, 2009